UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 24, 2012 (August 21, 2012)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-169355	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 21, 2012, the board of directors of American Realty Capital – Retail Centers of America, Inc. (the “Company”) ratified the Company’s entry, through its sponsor, American Realty Capital IV, LLC, into a purchase and sale agreement to acquire the fee-simple interest in the San Pedro Crossing Shopping Center, located in San Antonio, Texas. The seller of the property is BB Fonds International 1 USA, L.P. The seller does not have a material relationship with the Company and the acquisition is not an affiliated transaction.  Although the Company believes that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, the Company’s obligation to close upon the acquisition is subject to the satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

The San Pedro Crossing Shopping Center contains approximately 207,000 rentable square feet and is 95% leased to 10 tenants. Three tenants, Toys/Babies “R” Us, Barnes & Noble (NYSE: BKS) and The Container Store, represent 55% of the annualized rental income of the property. Both Toys/Babies “R” Us and The Container Store are rated by major credit rating agencies.

The lease to Toys/Babies “R” Us contains approximately 61,000 square feet. The lease commenced in June 2011, has a 10-year term and expires in January 2021.  The lease contains no rental escalations during the original lease term. The lease contains five renewal options of five years each.  The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent.  The annualized rental income for the initial lease term is approximately $0.9 million.

The lease to Barnes & Noble contains approximately 35,000 square feet. The lease commenced in May 1996, has an 18-year term and expires in February 2014.  The lease contains a rental escalation of 2.8% in 2013. The lease contains no renewal options.  The lease is gross whereby the landlord is responsible for maintaining the roof and structure of the building and all operating expenses. The annualized rental income for the initial lease term is approximately $0.4 million.

The lease to The Container Store contains approximately 23,000 square feet. The lease commenced in July 1997, has a 21-year term and expires in June 2018.  The lease contains no rental escalations. The lease contains two renewal options of five years each.  The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent.  The annualized rental income for the initial lease term is approximately $0.6 million.

The contract purchase price of San Pedro Crossing Shopping Center is approximately $32.7 million, exclusive of closing costs. The Company intends to fund approximately 40% of the purchase price with proceeds from the Company’s ongoing initial public offering and the remainder with debt on the property. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

Date: August 24, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors